Exhibit 10.21

NEURONETICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Neuronetics, Inc. (the “Company”) (each such member, an “Eligible Director”) will receive the compensation described in this Eligible Director Compensation Policy for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). A Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in advance during the first 30 days of each quarter in which the service will occur. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service (payable not later than 30 days after the Eligible Director commences such service), and regular full quarterly payments thereafter. All annual cash fees are vested upon payment. An Eligible Director may elect to receive his or her cash payment in the form of vested common stock based on the prevailing market price at the date of grant. These grants must comply with the Company’s Insider Trading and Window Policy.

Stock in Lieu of Cash Compensation: No later than the first business day of each calendar quarter, an Eligible Director may instruct the Company to pay some or all of the cash compensation payable to the Eligible Director for such calendar quarter (the “Stock in Lieu of Cash Amount”) in common stock of the Company instead of cash. If so instructed by an Eligible Director, the Company will issue to the Eligible Director a number of shares of common stock of the Company from the Plan (as defined below) equal in value as the Stock in Lieu of Cash Amount, and the cash compensation payable to such Eligible Director for such calendar quarter will be reduced in an amount equal to the Stock in Lieu of Cash Amount.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000
b.	Non-Executive Chairman: $65,000 ($40,000 in cash and $25,000 in RSUs), which is in addition to the compensation received as an Eligible Director

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2.	Annual Committee Member Service Retainer:

a.	Audit Committee: $10,000
b.	Compensation Committee: $7,500
c.	Nominating and Corporate Governance Committee: $5,000

3.	Annual Committee Chair Service Retainer:

a.	Chairman of the Audit Committee: $20,000
b.	Chairman of the Compensation Committee: $15,000
c.	Chairman of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2018 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

Annual Grant: On the date of each annual stockholders meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholders meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option and restricted stock unit, each valued at approximately $50,000 (using the Black Scholes pricing methodology at the time the award is granted) (the “Annual Grant”). The shares and restricted stock units subject to each Annual Grant will vest in full on the first anniversary of the date of the grant, provided that the Annual Grant will in any case be fully vested on the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan). If an Eligible Director is appointed in a period in between the annual stockholder meeting, such Eligible Director will receive a pro-rated Annual Grant, subject to the restrictions noted above.

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